                                                                  Exhibit (c)(1)

                            SHAREHOLDER'S AGREEMENT

                                 BY AND BETWEEN

                     ABB TRANSPORTATION PARTICIPATIONS B.V.

                                      AND

                              FINMECCANICA S.P.A.

                          DATED AS OF OCTOBER 14, 1998

                               TABLE OF CONTENTS

                                                                            PAGE
                                                                            ----
  Section  1. Certain Definitions..........................................   1
  Section  2. Tender.......................................................   2
  Section  3. Voting.......................................................   2
  Section  4. Restrictions During the Voting Period........................   2
  Section  5. Additional Shares............................................   3
  Section  6. Covenants of Purchaser.......................................   3
  Section  7. Representations and Warranties of the Shareholder............   4
  Section  8. Representations and Warranties of Purchaser..................   5
  Section  9. Confidentiality..............................................   6
  Section 10. Further Assurances...........................................   6
  Section 11. Expiration...................................................   6
  Section 12. Survival.....................................................   7
  Section 13. Miscellaneous................................................   7

                            SHAREHOLDER'S AGREEMENT

  This SHAREHOLDER'S AGREEMENT is made and entered into as of October 14, 1998 (this "Agreement"), by and between ABB Transportation Participations B.V., a corporation organized under the laws of The Netherlands with its statutory seat in Amsterdam ("Purchaser"), and Finmeccanica S.p.A., a corporation organized under the laws of Italy with its statutory seat in Rome (the "Shareholder").

  WHEREAS, concurrently herewith, Purchaser and Elsag Bailey Process Automation N.V., a corporation organized under the laws of the Netherlands with its statutory seat in Amsterdam (the "Company"), are entering into an acquisition agreement (the "Acquisition Agreement"), pursuant to which Purchaser has agreed, among other things, to commence a cash tender offer (the "Offer") to purchase all of the issued and outstanding common shares, par value NLG 1.00 per share, of the Company (the "Company Shares"), and all of the issued and outstanding 5 1/2% Convertible Trust Originated Preferred Securities convertible into Company Shares and guaranteed by the Company (the "TOPrS");

  WHEREAS, as of the date hereof, the Shareholder, directly and indirectly through subsidiaries, is the record and beneficial owner of, and has the sole right to vote and dispose of, 17,813,527 Company Shares and 1,600,000 TOPrS;

  WHEREAS, as an inducement and a condition to entering into the Acquisition Agreement and incurring the obligations set forth therein, including the Offer, Purchaser has required that the Shareholder enter into this Agreement.

  NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth herein, and intending to be legally bound hereby, the parties hereto agree as follows:

  Section 1. Certain Definitions. Capitalized terms used and not defined herein shall have the respective meanings set forth in the Acquisition Agreement. In addition, the following terms shall, when used in this Agreement, have the following respective meanings:

    (a) "Affiliate" shall have the meaning assigned to such term in Section 12(b)-2 of the Exchange Act; provided that with respect to the Shareholder, "Affiliate" shall not include the Company or any of its Subsidiaries.

    (b) "Beneficially Owned" or "Beneficial Ownership" with respect to any securities shall mean having beneficial ownership of such securities (as determined pursuant to Rule 13d-3 under the Exchange Act), including pursuant to any agreement, arrangement or understanding, whether or not in writing. Without duplicative counting of the same securities by the same holder, securities Beneficially Owned by a Person shall include securities Beneficially Owned by all other Persons with whom such Person would constitute a "group" for purposes of Section 13d-3 of the Exchange Act.

    (c) "Option Agreement" shall mean the option agreement dated as of November 15, 1993 between the Shareholder and the Company giving the Shareholder an option under certain conditions to purchase all of the Priority Shares.

    (d) "Person" shall mean a natural person, corporation, limited liability company, partnership, association, trust, unincorporated organization, union or other employee group, Governmental Entity, or other entity or group (as defined in the Exchange Act).

    (e) "Priority Shares" shall mean the priority shares, par value NLG 1.00 per share, of the Company, authorized under Article 3 of the Company's articles of association.

    (f) "Transfer" shall mean, with respect to a security or option, the sale, transfer, pledge, hypothecation, encumbrance, assignment or disposition of or granting of rights with respect to such security or option or the Beneficial Ownership thereof, the offer to make such a sale, transfer or other disposition, and each option, agreement, arrangement or understanding, whether or not in writing, to effect any of the foregoing.

  Section 2. Tender. The Shareholder hereby agrees to validly and irrevocably tender in accordance with the terms hereof (or to cause the record owner thereof to so validly tender), pursuant to Rule 14d-2 under the Exchange Act, and in accordance with the terms of the Offer, not later than, (i) in the case of Company Shares and TOPrS owned by the Shareholder on the date hereof (such securities, the "Existing Securities"), the fifth Business Day following the commencement of the Offer and (ii) in the case of Company Shares and TOPrS acquired after the date hereof and prior to the termination of this Agreement, whether upon the exercise of options, warrants or rights, the conversion or exchange of convertible or exchangeable securities, or by means of purchase, dividend distribution or otherwise (such securities, together with the Existing Securities, the "Securities"), the next succeeding Business Day after acquisition thereof, any and all of the Securities Beneficially Owned by the Shareholder at any time during such period, and shall not withdraw any such tender before consummation of the Offer or the Expiration Date. The Shareholder hereby acknowledges and agrees that the obligation of Purchaser to accept for payment Company Shares and TOPrS tendered pursuant to the Offer, including any Company Shares and TOPrS tendered by the Shareholder and its Affiliates, shall be subject to the terms and conditions of the Offer. The parties agree that the Shareholder will, for all Company Shares and TOPrS tendered by the Shareholder in the Offer and accepted for payment and paid for by Purchaser, receive the same amount per Company Share or TOPrS as is paid to other holders of such securities who have tendered into, and whose securities are accepted for payment in, the Offer.

  Section 3. Voting. (a) The Shareholder hereby agrees that during the period commencing on the date hereof and continuing until the Expiration Date (such period being referred to as the "Voting Period"), at any meeting (whether annual or special, and whether or not an adjourned or postponed meeting) of the Company's shareholders or holders of TOPrS, however called, or in connection with any written consent of the Company's shareholders or holders of TOPrS, unless there shall be in effect at such time a preliminary or permanent injunction or other final order by any court of competent jurisdiction barring such action, the Shareholder shall vote (or cause to be voted) (i) all Securities and (ii) all other securities of the Company then Beneficially Owned by the Shareholder and entitled to vote generally in the election of directors of the Company or otherwise entitled to vote with respect to any matter or proposal submitted for the vote or consent of the shareholders of the Company or holders of TOPrS: (i) in favor of the Offer, the execution, delivery and performance by the Company of the Acquisition Agreement and the approval and acceptance of the Offer and the terms thereof; and (ii) against any action or agreement that would (A) result in a breach of any covenant, representation or warranty or any other obligation or agreement of the Shareholder under this Agreement or of the Company under the Acquisition Agreement or (B) prevent, impede, interfere with, delay, postpone or attempt to discourage the Offer or the transactions contemplated by the Acquisition Agreement including without limitation: (1) any extraordinary corporation transaction (other than with Purchaser as contemplated by the Acquisition Agreement), such as a merger, other business combination, reorganization or liquidation involving the Company or any of its Subsidiaries; (2) a sale or transfer of material assets of the Company or any of its Subsidiaries; (3) any change in the membership of the Supervisory Board of [sic] Management Board of the Company, except as otherwise agreed to or requested in writing by Purchaser in accordance with the terms hereof; (4) any change in the present capitalization or dividend policy of the Company or any of its Subsidiaries or (5) any other change in the Company's corporate structure or business or operations. The Shareholder shall not enter into any agreement with any Person which would violate the provisions contained in this
Section 3.

  (b) As soon as practicable after commencement of the Offer, Purchaser shall provide the Company and Shareholder with the names of the individuals Purchaser wishes to be appointed to the Supervisory Board and the Management Board of the Company effective as of the Closing. Following receipt by Shareholder and the Company of the names of such individuals (and any further information regarding these individuals as reasonably requested by Shareholder and the Company), at a general meeting of shareholders convened by the Company for the purpose of appointing such individuals to the Supervisory Board and the Management Board of the Company, as the case may be, Shareholder shall cause such appointments to take place effective as of, and conditional upon the occurrence of, the Closing.

  Section 4. Restrictions During the Voting Period. (a) The Shareholder shall not, until the termination of the Voting Period, exercise or Transfer the option granted to it by the Option Agreement unless requested in writing by Purchaser and then, in accordance with the terms of the Option Agreement. Subject to the required consent of the Company, the Shareholder hereby assigns, transfers and conveys to Purchaser, effective upon the consummation of the transactions contemplated by the Acquisition Agreement, all of its rights and entitlement under the Option Agreement, and Purchaser hereby assumes, effective upon the consummation of the transactions contemplated by the Acquisition Agreement, all of the rights and obligations of the Shareholder thereunder.

  (b) The Shareholder shall not, until the termination of the Voting Period, directly or indirectly: (i) except as provided in Section 2 hereof, Transfer any securities of an Affiliate (whether by merger, consolidation or similar change of control transaction) which is then a record or beneficial holder of Company Shares or TOPrS if, as the result of such Transfer, such Person would cease to be an Affiliate of the Shareholder (ii) Transfer to any Person any Securities; (iii) grant any proxies or powers of attorney in respect of any Securities, deposit any Securities into a voting trust or enter into a voting agreement, understanding or arrangement (except, to the extent applicable, the Financing Trust, as may be required by the terms pursuant to which the TOPrS have been issued) with respect thereto; (iv) take any action that would make any representation or warranty of the Shareholder contained herein untrue or incorrect or would result in a breach by the Shareholder of its obligations under this Agreement; or (v) vote any of the Securities in a manner which would make any representation and warranty of the Company in the Acquisition Agreement untrue or incorrect or would result in a breach by the Company of its obligations under the Acquisition Agreement.

  (c) Until the termination of the Voting Period, the Shareholder shall not, and shall cause its Representatives and Affiliates not to, directly or indirectly, (x) solicit, initiate, encourage, or take any other action (i) to facilitate, any inquiry or the making of any Acquisition Proposal or (ii) which could reasonably be expected to impede, frustrate, prevent, delay or nullify any of the transactions contemplated by this Agreement or the Acquisition Agreement or to materially diminish the benefits to Purchaser of the transactions contemplated by this Agreement or the Acquisition Agreement,
(y) take any action to enter into an agreement for the sale or other disposition by the Company or any of its Subsidiaries of any significant portion of the assets of or a sale by the Company or any of its Subsidiaries or by the Shareholder of shares of capital stock of the Company or any of its Subsidiaries whether by merger or other business combination or tender or exchange offer or (z) enter into or participate in any discussions or negotiations regarding any of the foregoing, or in furtherance of any inquiries regarding any of the foregoing, or furnish to any other Person (other than Purchaser and its Representatives) any information with respect to the business, properties or assets of the Company or any of its Subsidiaries or any of the foregoing. If the Shareholder or any of its Affiliates or Representatives receives any request for information or an inquiry, proposal or offer relating to any of the foregoing, then the Shareholder shall orally (as promptly as practicable and no later than one day) and in writing (as promptly as practicable) inform Purchaser of the terms and the conditions of such proposal, inquiry or offer and the identity of the Person making it. The Shareholder agrees that it will and will cause its Affiliates and their respective Representatives to immediately cease and cause to be terminated any existing activities, discussions or negotiations with any parties conducted heretofore with respect to any of the foregoing. The Shareholder agrees that it will take the necessary steps to promptly inform its Representatives and Affiliates of the obligations undertaken in this section.

  Section 5. Additional Shares. The Shareholder hereby agrees, while this Agreement is in effect, to promptly notify Purchaser of the number of Company Shares and TOPrS acquired beneficially or of record by the Shareholder, if any, after the date hereof. In the event that, between the date of this Agreement and the Closing Date, Company Shares and TOPrS shall have been affected or changed into a different number of shares or a different class of shares as a result of a share split, reverse share split, share distribution, spin-off, recapitalization, reclassification (other than a change in par value), or other similar transaction, the term Securities or other securities shall be deemed to refer to and include any shares or other securities into which or for which any or all of the Securities may be changed or exchanged and all such share distributions.

  Section 6. Covenants of Purchaser.

    (a) Purchaser shall, with effect as of the Closing, indemnify and hold harmless the Shareholder and its Affiliates from and against all damages, losses, costs and expenses incurred solely as a result of or arising solely from, and as promptly as possible following the Closing shall use its commercially reasonable efforts to cause the Shareholder and its Affiliates to be released from Shareholder's and such Affiliates' obligations under performance bonds, guarantees, indemnities or other obligations of the Shareholder and any of its Affiliates outstanding on behalf of the Company and its Subsidiaries as set forth in Section 2.20 of the Company Disclosure Schedule and as otherwise agreed by Purchaser in writing. Shareholder agrees that neither it nor its Affiliates shall be entitled to receive any fees or other compensation in connection with such performance bonds, guarantees, indemnities or other obligations accrued for any period after the later of the Closing and the effectiveness of such release or counter-indemnification.

    (b) In the event any claim, liability, demand, assessment, action, suit or proceeding shall be asserted against the Shareholder or any of its Affiliates in respect of which the Shareholder proposes to demand indemnification pursuant to Section 6(a) (a "Claim"), the Shareholder shall promptly notify Purchaser thereof (including, without limitation, the notification and delivery of any information pertaining to such Claim, as and when received by the Shareholder or any of its Affiliates); provided, however, that the failure to so notify or deliver such information to Purchaser shall not discharge Purchaser or otherwise affect Purchaser's obligations pursuant to Section 6(a) except to the extent that Purchaser is prejudiced thereby. Purchaser shall have the right, promptly upon receipt of any notice of any Claim, to assume the control of the defense, compromise or settlement of such Claim including, at its own expense, the employment of counsel. The Shareholder shall not settle or compromise any such Claim without express the written consent of Purchaser.

    (c) Effective upon the Closing, Purchaser undertakes for a period of no less than 36 months from the Closing, that Purchaser, except for good cause, will not terminate or lay-off any employees of the Company's Italian Affiliates, unless an appropriate agreement has been entered into with the relevant unions in Italy. In addition, Purchaser will endeavor to capitalize on the opportunities and resources available within the Company's Italian Affiliates.

  Section 7. Representations and Warranties of the Shareholder. The Shareholder hereby represents and warrants to Purchaser as follows:

    (a) The Shareholder is a corporation duly organized and validly existing under the laws of Italy. The Shareholder has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement, the performance by the Shareholder of its obligations hereunder and the consummation by the Shareholder of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on the part of the Shareholder. This Agreement has been duly executed and delivered by the Shareholder and constitutes the legal, valid and binding obligation of the Shareholder, enforceable against the Shareholder in accordance with its terms except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to or affecting creditors generally and by the general principles of equity, regardless of whether such enforceability is considered in a proceeding at law or in equity.

    (b) The Shareholder, directly and indirectly through Subsidiaries, is the record holder and Beneficial Owner of 17,813,527 Company Shares (the "Owned Shares") and 1,600,000 TOPrS convertible into 2,492,212 Company Shares (collectively, the "Shareholder Securities"), and has good and marketable title to all of such securities, free and clear of all liens, claims, options, proxies, voting agreements, security interests, charges, and encumbrances and preemptive rights. The Shareholder Securities constitute all of the issued and outstanding capital stock of the Company and its Subsidiaries and TOPrS Beneficially Owned by the Shareholder and, except for the TOPrS owned by the Shareholder and as provided thereby and in the Option Agreement, the Shareholder does not Beneficially Own or have any right to acquire (whether currently, upon lapse of time, following the satisfaction of any conditions, upon the occurrence of any event or any combination of the foregoing) any Company Shares or TOPrS or any securities convertible into Company Shares or TOPrS. The Shareholder has sole power to vote and to dispose of the Shareholder Securities, to issue instructions with respect to the Shareholder Securities to the extent appropriate in respect of the matters set forth in this Agreement and to agree to all of the matters set forth in this Agreement, in each case with respect to all of the Shareholder Securities, with no limitations, qualifications or restrictions on such rights, subject to applicable securities laws and the terms of this Agreement. The delivery to Purchaser of any Securities pursuant to the provisions of this Agreement will transfer to Purchaser good and marketable title thereto, free and clear of all liens, encumbrances, restrictions and claims of every kind.

    (c) The execution and delivery of this Agreement by the Shareholder do not, and the performance by the Shareholder of its obligations hereunder and the consummation by the Shareholder of the transactions contemplated hereby will not, (i) (A) conflict with or violate the articles of incorporation or by-laws or other organizational documents of the Shareholder, (B) conflict with or violate any material law, statute, rule, regulation order, judgment, writ, injunction or decree applicable to the Shareholder or any of its properties or assets, (C) result in a violation or breach of or constitute a default under (or an event which with the giving of notice or the lapse of time or both would constitute a default under), require any consent, approval or authorization under, result in the loss of a benefit or result in any provision becoming applicable or effective under, or give rise to any right of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or other encumbrance on any property or asset of the Shareholder pursuant to, any material note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which the Shareholder is a party or by which the Shareholder or any property or asset (including the Shareholder Securities) of the Shareholder may be bound or affected, except that an Affiliate of the Shareholder is required to prepay its bank financing upon the sale of the Company Shares and TOPrS owned by it; or (ii) require the Shareholder to obtain any consent, approval, authorization or permit of, or to make any filing with or notification to, any Governmental Entity, except (A) for (1) applicable requirements, if any, of the Exchange Act, securities or "blue sky" laws of the states of the United States ("Blue Sky Laws"), and securities laws of Italy, (2) the prior notification and reporting requirements under the Antitrust Laws (3) the voluntary notification under Exon-Florio; and (4) any filing required to be made with the Australian Foreign Investment Review Board; and (B) where the failure to obtain such consents, approvals, authorizations and permits, or to make such filings or notifications, would not be reasonably likely to have a Company Material Adverse Effect and would not prevent or materially delay the Shareholder from consummating the transactions contemplated hereby.

    (d) The Shareholder understands and acknowledges that Purchaser is entering into the Acquisition Agreement and incurring the obligations set forth therein, in reliance upon the Shareholder's execution and delivery of this Agreement.

  Section 8. Representations and Warranties of Purchaser. Purchaser hereby represents and warrants to the Shareholder as follows:

    (a) Purchaser is a corporation duly organized and validly existing under the laws of the jurisdiction of The Netherlands and has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby and by the Acquisition Agreement. The execution and delivery of this Agreement and the Acquisition Agreement, the performance by Purchaser of its obligations hereunder and thereunder and the consummation by Purchaser of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of Purchaser. This Agreement has been duly executed and delivered by Purchaser and constitutes the legal, valid and binding obligation of Purchaser, enforceable against Purchaser in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to or affecting creditors generally and by general principles of equity, regardless of whether such equitable principles are applied in a proceeding at law or in equity.

    (b) Subject to making the filings and obtaining the approvals identified in Section 3.4 of the Acquisition Agreement, the execution and delivery of this Agreement and the Acquisition Agreement by Purchaser do not, and the performance by Purchaser of its obligations hereunder and thereunder and the consummation by Purchaser of the transactions contemplated hereby and thereby will not (i) (A) conflict with or violate the articles of association, certificate of incorporation, by-laws, partnership agreement or other charter or organization document of Purchaser or any of its material Subsidiaries, (B) conflict with or violate any material law, statute, rule, regulation, order, judgment, writ, injunction or decree applicable to Purchaser or any of its Subsidiaries or any of their respective properties or assets or (C) result in a violation or breach of or constitute a default under (or an event which with the giving of notice or the lapse of time or both would constitute a default under), require any consent, approval or authorization under, result in the loss of a material benefit or result in any provision becoming applicable or effective under, or give rise to any right of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or other encumbrance on any property or asset of Purchaser or any of its Subsidiaries pursuant to, any material note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Purchaser or any of its Subsidiaries is a party or by which Purchaser or any of its Subsidiaries or any material property or asset of Purchaser or any of its Subsidiaries may be bound or affected, except in the case of each of clauses (B) and (C) for any such conflicts, violations, breaches, defaults or other occurrences which would not be reasonably likely to result in a Purchaser Material Adverse Effect or prevent or materially delay Purchaser from consummating the transactions contemplated hereby and thereby; or (ii) require Purchaser to obtain any consent, approval, authorization or permit of, or to make any filing with or notification to, any Governmental Entity, except (A) for (1) applicable requirements, if any, of the Exchange Act and Blue Sky Laws, (2) the prior notification and reporting requirements under the Antitrust Laws, (3) the voluntary notification under Exon-Florio, and (4) any filing required to be made with the Australian Foreign Investment Review Board; and (B) where the failure to obtain such consents, approvals, authorizations and permits, or to make such filings or notifications, would not be reasonably likely to have a Purchaser Material Adverse Effect or prevent Purchaser from consummating the transactions contemplated hereby and thereby.

    (c) Purchaser understands and acknowledges that the Shareholder is entering into this Agreement and incurring the obligations set forth herein, in reliance upon Purchaser's execution and delivery of the Acquisition Agreement as well as this Agreement.

  Section 9. Confidentiality. The Shareholder shall not disclose and will keep confidential for a period of five years from the Closing Date any information not otherwise publicly available relating to the Company, any of the Subsidiaries or the business conducted by any of them that was provided to the Shareholder by the Company or any of its Subsidiaries and will not use any such information in any manner detrimental to the Company or its Subsidiaries, except that Shareholder may disseminate such information to Representatives who need to know such information for the purpose of analyzing the transactions contemplated hereby, provided that such Representatives shall be informed of the confidential nature of such information and Shareholder shall cause them to treat it confidentially, and otherwise may disclose such information as required by law.

  Section 10. Further Assurances. From time to time, at the other party's request and without further consideration, each party hereto shall execute and deliver such additional documents and take all such further lawful action as may be necessary or desirable to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by this Agreement.

  Section 11. Expiration. This Agreement and the Shareholder's obligation to tender, and not withdraw, pursuant hereto and any obligations of Parent and Purchaser hereunder shall terminate on the Expiration Date. As used herein, the term "Expiration Date" means the date on which the Acquisition Agreement is terminated by the Purchaser in accordance with its terms. In the event of termination of this Agreement, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of Purchaser or the Shareholder or their respective officers or directors; provided, however, the foregoing shall not relieve either party for any breach of any representation, warranty, covenant or agreement in this Agreement. Parent and Purchaser each acknowledges that, in the event of termination of this Agreement in accordance with its terms, the Shareholder shall no longer have the obligation to tender, and may withdraw, the Shareholder Securities; provided, that if the Company terminates the Acquisition Agreement in accordance with Section 5.1(c), the Purchaser shall, within five Business Days, either (i) terminate the Offer or
(ii) waive the Minimum Condition and the condition set forth in Paragraph (C) of the Offer Conditions set forth in Annex A of the Acquisition Agreement (except that the portion of such condition related to performance or compliance as to covenants and agreements shall only be waived as to breaches actually known by Purchaser as of the date of such election) and, to the extent all other Offer Conditions are satisfied, shall accept for payment and pay for at the next scheduled expiration date of the Offer (subject to applicable law) all Company Shares and TOPrS then validly tendered and not withdrawn in the Offer.

  Section 12. Survival. The representations and warranties contained in Sections 7(a) and 7(b) and in Section 8 shall survive the consummation of the Offer indefinitely and the representations and warranties contained in Section 7(c) shall survive until the second anniversary of the Closing Date.

  Section 13. Miscellaneous.

  (a) This Agreement constitutes the entire agreement among the parties with respect to the subject matter hereof and supersedes all prior agreements and understandings between the parties with respect thereto. No addition to or modification of any provision of this Agreement shall be binding upon either party hereto unless made in writing and signed by both parties hereto. Any term or condition of this Agreement may be waived at any time by the party that is entitled to the benefit thereof, but no such waiver shall be effective unless set forth in a written instrument duly executed by or on behalf of the party waiving such term or condition. No waiver by any party of any term or condition of this Agreement, in any one or more instances, shall be deemed to be a waiver of the same or any other term or condition of this Agreement on any future occasion.

  (b) Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by either of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other party, provided, however, that Purchaser may assign its rights and delegate its obligations hereunder to a wholly-owned subsidiary of Purchaser and provided, further, that such assignment and delegation shall not relieve Purchaser of its obligations hereunder. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns. Notwithstanding anything contained in this Agreement to the contrary, nothing in this Agreement, expressed or implied, is intended to confer on any Person other than the parties hereto or their respective successors and assigns any rights, remedies, obligations or liabilities under or by reason of this Agreement.

  (c) All notices and other communications hereunder shall be in writing and shall be deemed duly given (i) on the date of delivery if delivered personally, or by facsimile, upon confirmation of receipt, (ii) on the first Business Day following the date of dispatch if delivered by a recognized next-day courier service, or (iii) on the fifth Business Day following the date of mailing if delivered by registered or certified mail (airmail if international), return receipt requested, postage prepaid. All notices hereunder shall be delivered as set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice:

      If to the Shareholder, to:

              Piazza Monte Grappa 4
              00195 Rome, Italy
              Attention: Secretary
              Facsimile: 39-06-32657-164

      with a copy to:

              Morgan, Lewis & Bockius LLP
              101 Park Avenue
              New York, NY 10178
              Attention: W. Preston Tollinger
              Facsimile: (212) 309-6273

      If to Purchaser, to:

              ABB Transportation Participations B.V.
              PO Box 74690
              NL-1070BR Amsterdam
              The Netherlands
              Fax: 31-20-445-9844
              Attention: Managing Director

      With a copy to:

              ABB Asea Brown Boveri Ltd.
              PO Box 8131
              CH-8050 Zurich
              Switzerland
              Fax: 011-411-317-7992
              Attention: CS-LE

      With a further copy to:

              White & Case LLP
              1155 Avenue of the Americas
              New York, NY 10036
              Attention: Gregory Pryor, Esq.
              Telephone: (212) 819-8200
              Facsimile: (212) 354-8113

    (d) If any provision of this Agreement is held to be illegal, invalid or unenforceable under any present or future law, and if the rights or obligations of any party hereto under this Agreement will not be materially and adversely affected thereby, (i) such provision will be fully severable,
  (ii) this Agreement will be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part hereof, (iii) the remaining provisions of this Agreement will remain in full force and effect and will not be affected by the illegal, invalid or unenforceable provision or by its severance herefrom and (iv) in lieu of such illegal, invalid or unenforceable provision, there will be added automatically as a part of this Agreement a legal, valid and enforceable provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible.

    (e) The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with its specific terms or was otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any New York Court, this being in addition to any other remedy to which they are entitled at law or in equity.

    (f) All rights, powers and remedies provided under this Agreement or otherwise available in respect hereof at law or in equity shall be cumulative and not alternative, and the exercise of any thereof by any party shall not preclude the simultaneous or later exercise of any other such right, power or remedy by such party. The failure of any party hereto to exercise any right, power or remedy provided under this Agreement or otherwise available in respect hereof at law or in equity, or to insist upon compliance by any other party hereto with its obligations hereunder, and any custom or practice of the parties at variance with the terms hereof, shall not constitute a waiver by such party of its right to exercise any such or other right, power or remedy or to demand such compliance.

    (g) This Agreement shall be governed by and construed in accordance with the laws of the State of New York without regard to its rules of conflict of laws. Each of the parties hereto hereby irrevocably and unconditionally consents to submit to the non-exclusive jurisdiction of the courts of the State of New York and of the United States of America located in the State of New York (the "New York Courts") for any litigation arising out of or relating to this Agreement and the transactions contemplated hereby waives any objection to the laying of venue of any such litigation in the New York Courts and agrees not to plead or claim in any New York Court that such litigation brought therein has been brought in an inconvenient forum.

    (h) As used in this Agreement, the word "including" means without limitation; the word "or" is not exclusive; and the words "herein", "hereof", "hereby", "hereto" and "hereunder" refer to this Agreement as a whole. Any reference to any applicable law shall be deemed also to refer to all rules and regulations promulgated thereunder unless the context otherwise requires. Whenever required by the context, any gender shall include any other gender, the singular shall include the plural and the plural shall include the singular. Unless the context otherwise requires, references herein: (i) to Sections mean the Sections of this Agreement; and (ii) to an agreement, instrument or other document means such agreement, instrument or other document as amended, supplemented and modified through the date hereof, unless the context otherwise requires, and thereafter from time to time to the extent permitted by this Agreement. The headings of Sections are inserted for convenience of reference only and shall not be deemed a part of, or affect in any way the meaning or interpretation of, this Agreement.

  IN WITNESS WHEREOF, Purchaser and the Shareholder have caused this Agreement to be duly executed as of the day and year first above written.

                                          Shareholder:

                                          Finmeccanica S.p.A.

                                              /s/ Alberto Lina
                                          By: _________________________________
                                            Name: Alberto Lina
                                            Title: Vice-Chairman and
                                                 Chief Executive Officer

                                          Purchaser:

                                          ABB Transportation Participations
                                           B.V.

                                              /s/ Mats Sacklen
                                          By: _________________________________
                                            Name: Mats Sacklen
                                            Title: PP

                                              /s/ Eric Elzvik
                                          By: _________________________________
                                            Name: Eric Elzvik
                                            Title:

  The undersigned, being the sole Shareholder of the Purchaser, hereby undertakes to insure that the Purchaser will duly perform its obligations under this Agreement and hereby guarantees any and all liabilities and amounts which become payable by Purchaser hereunder.

                                          ABB Asea Brown Boveri Ltd.

                                              /s/ Mats Sacklen
                                          By: _________________________________
                                            Name: Mats Sacklen
                                            Title: VP

                                              /s/ Eric Elzvik
                                          By: _________________________________
                                            Name: Eric Elzvik
                                            Title: VP

                             INDEX OF DEFINED TERMS
                            (NOT PART OF AGREEMENT)

TERM                                                                   SECTION
----                                                                   --------
Acquisition Agreement................................................. RECITALS
Affiliate.............................................................     1(a)
Agreement............................................................. RECITALS
Beneficial Ownership..................................................     1(b)
Blue Sky Laws.........................................................     7(c)
Company............................................................... RECITALS
Company Shares........................................................ RECITALS
Expiration Date.......................................................       11
New York Courts.......................................................    13(g)
Offer................................................................. RECITALS
Option Agreement......................................................     1(c)
Owned Shares..........................................................     7(b)
Person................................................................     1(d)
Priority Shares.......................................................     1(e)
Purchaser............................................................. RECITALS
Shareholder........................................................... RECITALS
Shareholder Securities................................................     7(b)
TOPrS................................................................. RECITALS
Transfer..............................................................     1(f)
Voting Period.........................................................        3